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                                                                    Exhibit 10.2


                              TAX SHARING AGREEMENT

                  TAX SHARING AGREEMENT (the "Agreement") entered into as of May 10, 1999, by and among USA NETWORKS, INC., a Delaware corporation ("Parent") and HOTEL RESERVATIONS, INC., a Delaware corporation ("HRN"). Parent and its Subsidiaries are hereinafter referred to as the "Parent Group."

                  WHEREAS Parent and HRN desire, to the extent permitted by the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Treasury Regulations"), to be included in the filing of consolidated Federal income tax returns on behalf of the Parent Group;

                  WHEREAS Parent and HRN wish to allocate and settle among themselves in an equitable manner their sharing of the consolidated Federal income tax liability of the Parent Group; and

                  WHEREAS, HRN desires to be indemnified by Parent with respect to certain taxes and Parent is willing to so indemnify HRN.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1. DEFINITIONS. For purposes of this Agreement, the following terms shall be defined as follows:

                  "TAXABLE PERIOD" shall mean any taxable year or portion thereof of HRN beginning on or after May 10, 1999, with respect to which a consolidated Federal income tax return is filed on behalf of the Parent Group which includes HRN.


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                  "HRN'S FEDERAL TAXABLE INCOME" for a Taxable Period shall mean the Federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Period that HRN would have reported if it had not been included in the consolidated Federal income tax return filed for the Parent Group for such Taxable Period but instead had filed its own return for such Taxable Period; PROVIDED, HOWEVER, that in computing such taxable income, HRN shall not take into account any amounts paid or payable by Parent to HRN under Paragraphs 2, 5, or 7 hereof, nor, except as provided in Paragraph 2(b) hereof, shall HRN be entitled to take into account deductions and credits attributable to the carryover or carryback of any losses of HRN arising in any taxable year. Such taxable income of HRN shall be determined in a manner consistent with the method of computation of the taxable income of the Parent Group.

                  "HRN'S FEDERAL TAX" for a Taxable Period shall mean the Federal income tax liability or, if applicable, the Federal alternative minimum tax liability for such Taxable Period that HRN would have incurred if it had not been included in a consolidated Federal income tax return filed for the Parent Group for such Taxable Period but instead had filed its own return for such Taxable Period; PROVIDED that in computing such tax liability for any Taxable Period HRN shall not take into account any amounts paid or payable by HRN hereunder or any amounts paid or payable to HRN under Paragraphs 2, 5 and 7 hereof, nor, except as provided in Paragraph 2(b) hereof, shall HRN be entitled to take into account deductions. and credits attributable to the carryover or carryback of any losses or credits of HRN arising in any taxable


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year. Such tax liability of HRN shall be determined in a manner consistent with the method of computation of the tax liability of the Parent Group.

                  "ESTIMATED TAX PAYMENTS" shall mean for a Taxable Period the aggregate payments for such Taxable Period provided in Paragraph 3 hereof.

                  "FINAL DETERMINATION" shall mean a closing agreement (or other agreement finally settling a tax liability) with the Internal Revenue Service, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                  "SUBSIDIARY" as to any entity (the parent corporation) shall mean a corporation that would be an includible corporation in an affiliated group of corporations of which such parent corporation would be the common parent, all within the meaning attributable to such terms in Section 1504 of the Code and Treasury Regulations thereunder.

                  2. PAYMENTS BETWEEN HRN AND PARENT.

                           (a) For each Taxable Period, subject to Paragraph
2(b) hereof, HRN shall pay to Parent an amount equal to the excess, if any, of HRN's Federal Tax for such Taxable Period over the aggregate amount of HRN's Estimated Tax Payments actually made to Parent with respect to Federal income taxes for such Taxable Period. If the aggregate amount of HRN's Estimated Tax Payments actually made to Parent with respect to Federal income taxes for such Taxable Period exceed


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HRN's Federal Tax for such Taxable Period, Parent shall pay to HRN an amount equal to such excess.

                           (b) (i) In the event that the calculation of HRN's
Federal Taxable Income for any Taxable Period results in a loss, to the extent that the utilization of such loss by the Parent Group, whether in the current Taxable Period or by means of a carryback or carryforward to one or more Taxable Periods, results in a reduction of federal income taxes (or state and local income taxes) otherwise payable by the Parent Group for a Taxable Period or in a refund of federal income taxes (or state and local income taxes) previously paid by the Parent Group for a Taxable Period, Parent shall pay to HRN the amount of such reduction or refund.

                                    (ii) For purposes of the foregoing, (x) any
reduction of federal income taxes otherwise payable by the Parent Group for a Taxable Period shall be deemed to be attributable to a loss incurred by HRN to the extent of the amount of such loss utilized, determined in accordance with Paragraph 2(b)(iii) hereof, multiplied by the rate of tax used to calculate HRN's Federal Tax for such Taxable Period, and (y) any refund of federal income taxes paid by the Parent Group with respect to a prior Taxable Period shall be deemed attributable to a loss incurred by HRN to the extent of the amount of such loss utilized, determined in accordance with Paragraph 2(b)(iii) hereof, multiplied by the rate of tax used to calculate HRN's Federal Tax for such Taxable Period.

                                    (iii) For purposes of the foregoing, losses
of HRN shall be deemed to be utilized by the Parent Group in accordance with the rules

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generally applicable to the carryback and carryforward of losses under the provisions of the Code and the regulations thereunder (or under the corresponding provisions of state law, where applicable), including, without limitation, Treasury Regulations sections 1.1502-11, 1.1502-12, 1.1502-21 and 1.1502-79.

                                    (iv) For purposes of the foregoing, excess
credits for any Taxable Period shall be applied, whether as a carryback for the current Taxable Period or as a carryforward to subsequent Taxable Periods, in a manner consistent with the provisions of this Paragraph 2(b).

                                    (v) Notwithstanding the provisions of
Paragraph 2(a) hereof, amounts payable by Parent to HRN pursuant to this Paragraph 2(b) for a Taxable Period (other than amounts payable with respect to carrybacks) shall be set off against amounts otherwise payable by HRN to Parent for such Taxable Period pursuant to Paragraph 2(a), such that only the net amount shall be payable by Parent or HRN, as the case may be.

                  3. ESTIMATED TAX PAYMENTS.

                           For every Taxable Period, HRN shall pay to Parent, no
later than the fifth day prior to the date an estimated Federal income tax payment is due, the amount of estimated Federal income taxes that HRN would have been required to pay for each such payment period if HRN were filing a Federal income tax return for such Taxable Period. Such estimated Federal income tax liability shall be determined in a manner consistent with the calculation of HRN's Federal Tax and shall reflect estimated taxable income projected for the relevant payment period; PROVIDED,


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HOWEVER, that there shall be taken into account any estimated reduction for such payment period in the amount otherwise payable by HRN for the Taxable Period with respect to HRN's Federal Tax determined in accordance with the principles of Paragraph 2(b) hereof to the extent attributable to the carryforward of a loss or credit of HRN from a prior Taxable Period.

                  4. TIME AND FORM OF PAYMENT.

                           (a) Except as provided in Paragraph 4(b) hereof,
payments by HRN or Parent pursuant to Paragraph 2 hereof for a Taxable Period shall be made no later than the fifth day prior to the due date of the Parent Group's consolidated Federal income tax return for the period in question. If the due date for any such return is extended, any payments to be made at the time of filing a request for extension of time to file shall be made on an estimated basis. No later than five (5) days prior to the extended due date for such return, HRN's and/or Parent's payment shall be recalculated and any difference between the net liability of HRN or Parent hereunder and all of HRN's prior estimated payments with respect to the relevant Taxable Period shall be paid by such fifth day to the party entitled thereto, with interest from the original due date at the relevant statutory rate.

                           (b) Payments by Parent to HRN pursuant to Paragraph
2(b) hereof with respect to a refund attributable to the carryback of a loss or credit of HRN shall be made no later than the fifth day after receipt of such refund by Parent.

                  5. REDETERMINATIONS OF TAX LIABILITY. In the event of any redetermination of the consolidated Federal income tax liability of the Parent Group for


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any Taxable Period as a result of audit by the Internal Revenue Service, a claim for refund or otherwise, HRN's Federal Tax and any amount payable by Parent under Paragraph 2 hereof shall be recomputed for such Taxable Period and any subsequent Taxable Periods to take into account such redetermination and the payments pursuant to Paragraph 2 hereof shall be appropriately adjusted (including if necessary by means of a refund of an amount previously paid hereunder). Any payment between Parent and HRN required by such adjustment shall be paid within five (5) days after the date of a Final Determination with respect to such redetermination, or as soon as such adjustment can practicably be calculated, if later, together with interest for the period at the rate provided for in the relevant statute. This Paragraph 5 shall not apply to initial refund claims based upon the carryback of losses or credits of HRN, which shall be governed exclusively by Paragraphs 2 and 4 hereof.

                  6. INTEREST ON UNPAID AMOUNTS. In the event that any party fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when due, interest shall accrue on any unpaid amount at the "designated rate" from the due date until such amounts are fully paid. For purposes of this Agreement, the "designated rate" shall mean the applicable rate of interest on underpayments or overpayments of tax, as the case may be, as provided in the Code or Treasury Regulations.

                  7. INDEMNIFICATION. Parent shall indemnify HRN on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to HRN of


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(i) a payment hereunder or (ii) the liability to the Internal Revenue Service giving rise to such a payment), with respect to and in the amount of:

                           (a) any liability for Federal income tax incurred by
HRN for any Taxable Period with respect to which HRN is included in a consolidated Federal income tax return filed on behalf of the Parent Group;

                           (b) any liability for Federal income tax incurred by
HRN to the extent attributable to any member of the Parent Group (other than HRN) and for which HRN is liable as a result of being included in a consolidated Federal income tax return of the Parent Group; and

                           (c) interest, penalties and additions to tax, and
costs and expenses (including costs, expenses and attorneys' fees relating to any contested interest, penalties and additions to tax) in connection with any liabilities described in Paragraphs 7(a) and (b) above.

                  Parent shall pay to HRN amounts due under Paragraphs 7(a) and
(b) and Paragraph 7(c) (to the extent such amounts are related to amounts under Paragraphs 7(a) and (b)) no later than seven days after the date of a Final Determination with respect thereto.

                  8. FILING OF RETURNS, PAYMENT OF TAX.

                           (a) AGENT. HRN hereby appoints Parent as its agent,
so long as HRN is a member of the Parent Group, for the purpose of filing consolidated Federal income tax returns and making any election or application or taking any action in connection therewith on behalf of HRN. Parent hereby agrees to timely file such


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consolidated Federal income tax returns and to include HRN in such returns for all years with respect to which HRN is eligible to be so included. HRN hereby consents to the filing of such returns, and the making of such elections and applications.

                           (b) COOPERATION. HRN shall cooperate with Parent in
the filing, to the extent permitted by law, of a consolidated Federal income tax return for members of the Parent Group by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Parent will provide HRN, upon request, with copies of any such returns which include HRN promptly after such returns are filed. Parent and HRN shall provide one another with such information concerning such returns and the application of payments made under this Agreement as Parent or HRN may reasonably request of one another.

                           (c) PAYMENT OF TAX. For each Taxable Period, Parent
shall timely pay or discharge, or cause to be timely paid or discharged, the consolidated Federal income tax liability of the Parent Group for such Taxable Period.

                  9. RESOLUTION OF DISPUTES. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved in a reasonable manner consistent with the intent and purposes of this Agreement by the independent certified public accountants for Parent, whose judgment shall be conclusive and binding upon the parties, in the absence of manifest error.

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                  10. ADJUDICATIONS. In any audit, conference, or other
proceeding with the Internal Revenue Service, or in any judicial proceedings concerning the determination of the Federal income tax liabilities of the Parent Group or HRN, the relevant taxpayer(s) shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to such proceeding shall be determined by Parent in a reasonable manner, and HRN hereby appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

                  11. BINDING EFFECT; SUCCESSORS. This Agreement shall be binding upon Parent and HRN. This Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto. Parent may assign its right to receive payments under this Agreement but may not assign or delegate its obligations.

                  12. INTERPRETATION. This Agreement is intended to allocate certain Federal income tax liabilities of the Parent Group, and any situation or circumstance concerning such allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of allocation in this Agreement.

                  13. LEGAL AND ACCOUNTING FEES. Any fees or expenses for legal, accounting or other professional services rendered in connection with (i) the preparation of a consolidated Federal income tax return for the Parent Group (to the extent that such services reasonably pertain to the tax liability of HRN rather than any other members of the Parent Group) or HRN, (ii) the application of the provisions of this Agreement or (iii) the conduct of any audit, conference or proceeding of the


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Internal Revenue Service or judicial proceedings relevant to any determination required to be made hereunder shall be allocated between Parent and HRN in the manner resulting in HRN bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, HRN, rather than to or for other members of the Parent Group.

                  14. EFFECT OF THE AGREEMENT. This Agreement shall determine the liability of Parent and HRN to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code, financial reporting purposes or other purposes.

                  15. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement embodies the entire understanding among the parties relating to its subject matter and, except as provided in the following sentence, supersedes and terminates all prior agreements and understandings among the parties with respect to such subject matter; any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. In furtherance of the foregoing, Parent and HRN shall cause all other tax sharing or tax indemnity agreements to which HRN is a party to be terminated with respect to HRN prior to the effective date of this Agreement. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver


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of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

                  16. CODE REFERENCES. Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

                  17. NOTICES. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered:


                           If to the Parent:

                               USA Networks, Inc.
                               152 West 57th Street
                               42nd Floor
                               New York, New York 10019

                               Attention: Eric DeGraw
                               Facsimile No.: (212) 314-7439

                           If to HRN:

                               Hotel Reservations Network, Inc.
                               8140 Walnut Hill Lane
                               Suite 203
                               Dallas, Texas 75231

                               Attention: Robert Diener
                               Facsimile No.: (305) 892-4443

or to such other address as a party shall furnish in writing to the other party. All such notices and communications shall be effective (i) when received, if mailed or delivered


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or (ii) when delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                  18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  19. TERMINATION. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. None of the parties hereto shall have any obligations or liabilities under this Agreement with respect to any Taxable Period during which HRN is not a member of the Parent Group; PROVIDED, HOWEVER, that the indemnification obligations and liabilities of Parent under Paragraph 7 shall continue and shall not terminate. The obligations and liabilities of the parties arising under this Agreement with respect to any Taxable Period during which HRN is a member of the Parent Group and the indemnification obligations and liabilities of Parent arising under Paragraph 7 shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full,


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whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

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                  IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                           USA NETWORKS, INC.

                                           By:
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                                           HOTEL RESERVATIONS, INC.

                                           By:
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